                                     FORM OF
                              AMENDED AND RESTATED
                               "COMPREHENSIVE FEE"
                         INVESTMENT MANAGEMENT AGREEMENT

         THIS AGREEMENT ("Agreement'), dated the 26th day of June 1999, made and entered into by and between THE RESERVE FUND a Massachusetts business trust (the "Trust"), on behalf of the [INSERT NAME] FUND (the "Portfolio"), and RESERVE MANAGEMENT COMPANY, INC., a New Jersey corporation having its principal place of business in New York (the "Manager").

         WHEREAS, the Trust is a non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest, par value of $.001 per share, in separate series or classes of series, with each such separate series representing an interest in a separate portfolio of investment securities and other assets;

         The parties agree as follows:

         1. INVESTMENT ADVISORY SERVICES. The Manager shall select and manage the Portfolio's investments and shall determine what investments shall be made or disposed of by the Portfolio and shall effect such acquisitions and dispositions, all in furtherance of the Portfolio's investment objective and policies, subject to the overall control and direction of the Trust's Board of Trustees. The Manager shall report on such activities to the Board of Trustees of the Trust and shall submit such reports and other information thereon as the Board of Trustees shall from time to time request. Notwithstanding any other provision hereof, the Manager, with the approval of the Board of Trustees, may contract with one or more Sub-Investment Managers to perform any of the investment management services; provided, however, any compensation paid will be the sole responsibility of the Manager.

         2. OTHER SERVICES AND ASSUMPTION OF CERTAIN EXPENSES. The Manager shall furnish to the Trust, on behalf of the Portfolio: (i) the services of a President and such other executive officers as may be requested by the Portfolio, (ii) office space and customary office facilities to the extent that the Portfolio's activities occur in New York, (iii) maintain Portfolio records not otherwise maintained by the Portfolio's custodian, distributor or sub-investment managers, and (iv) all accounting, administrative, clerical, secretarial and statistical services as may be required by the Portfolio for the operation of its business and compliance with applicable laws. The Manager shall pay the compensation of all officers of the Trust on behalf of the Portfolio and all operating and other expenses of the Portfolio except interest charges, taxes, brokerage fees and commissions, extraordinary legal and accounting fees and other extraordinary expenses including expenses incurred in connection with litigation proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors and other agents of the Trust, payments made pursuant to the Trust's Distribution Plan, and the fees of the disinterested Trustees. The Manager may contract with other parties to perform any of the ordinary administrative services required of the Manager; provided, however any such compensation will be the responsibility of the Manager.

         3. COMPENSATION OF THE MANAGER. Each Portfolio shall pay to the Manager a comprehensive fee on behalf of each Class as set forth in Schedule A. Such fee shall represent compensation to the Manager for "Investment Advisory Services" as previously described under Paragraph 1, and for "Other Services and Assumption of Certain Expenses" as previously described in paragraph 2 hereof (the "Management Fee"). The Management Fee shall be computed and accrued daily and shall be paid by the Portfolio to the Manager monthly.

         4. COMPLIANCE WITH APPLICABLE REQUIREMENTS. This Agreement will be performed in accordance with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended, and the rules and regulations under such acts, to the extent that the subject matter of the Agreement is within the purview of such acts and such rules and regulations. The Manager will assist the Trust on behalf of the Portfolio in complying with the requirements of the 1940 Act, and the Securities Act of 1933, as amended (the "1933 Act'), and the rules and regulations under such acts and in qualifying as a regulated investment company under the Internal Revenue Code of 1986, as amended, and applicable regulations of the Internal Revenue Service thereunder. In carrying out its obligations under this Agreement the Manager shall at all times conform to the provisions of the Declaration of Trust and By-Laws, the provisions of the currently effective Registration Statement of the Trust under the 1940 Act and the 1933 Act, and any other applicable provisions of state or Federal law.

         5. TERMINATION. This Agreement shall be in effect until the close of business on June 30, 2000 and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (i) either the Board of Trustees of the Trust or a majority vote of the outstanding voting securities of the Portfolio, provided, however, that if the shareholders of the Portfolio fail to approve the Agreement, as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act, and the rules thereunder, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of either party of this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

         Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days' written notice to the Manager, or by the Manager on like notice to the Trust.


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

         The name "Reserve" shall be deemed to have been licensed to the Trust by the Manager. In the event of termination of this Agreement, the Manager may terminate or revoke such license on 90 days' written notice to the Trust. On or before the date of such revocation or termination, the Trust will change its name to another name which does not include the word "Reserve."

         6. NON-ASSIGNABILITY. This Agreement shall not be assignable by either party hereto and shall automatically terminate forthwith in the event of such assignment (within the meaning of the 1940 Act).

         7. APPROVAL OF AGREEMENT AND AMENDMENTS. This Agreement and any material amendments hereto shall be approved by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio; provided, however, that if the shareholders of the Portfolio fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder.

         8. NON-EXCLUSIVITY. The services of the Manager to the Trust are not to be deemed exclusive and the Trust agrees that the Manager is free to act as investment manager to various investment companies and other managed accounts. For purposes of this Agreement and the undertakings provided for herein, the Manager shall at all times be considered as an independent contractor, and shall not be considered as an agent of the Trust and shall have no authority to act for or represent the Trust in any way.

         9. LIABILITY OF THE MANAGER. In performing its duties hereunder, the Manager may rely on all documentation and information furnished it by the Trust. Except as may otherwise be provided by the 1940 Act, neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager's duties or by reason of reckless disregard of the Manager's obligations and duties under this Agreement.

         10. NOTICES. Any notices and communications required hereunder shall be in writing and shall be deemed given when delivered in person or when sent by first-class, registered or certified mail to the Manager or to the Trust at 1250 Broadway, 32nd Floor, New York, New York 10001, or at such addresses as either party may from time to time specify by notice to the other.

         11. DEFINITIONS. The terms "assignment," "interested person," and "majority of the outstanding voting securities," when used in this Agreement, shall have the respective meanings specified under the 1940 Act and the rules thereunder.

         12. GOVERNING LAW. The terms and provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         13. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall be deemed to be severable.

         14. SHAREHOLDER LIABILITY. The Manager understands and agrees that the obligations of the Trust under this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Portfolio and the property of the Portfolio. The Manager represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder liability for acts or obligations of the Trust.

         15. ENFORCEMENT LIMITED TO PORTFOLIO. The Manager understands and agrees that any debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing under this Agreement shall be enforceable against the assets of the Portfolio only, and not against the assets of the Trust, generally, or the assets of any other separate series of the Trust.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on the day and year first above written.


                                       THE RESERVE FUND, on behalf of
                                       [INSERT NAME] FUND


                                       By
                                          -------------------------------


                                                         President

ATTEST:


-------------------------
         Secretary
                                       RESERVE MANAGEMENT COMPANY, INC.


                                       By
                                          -------------------------------
                                                         President
ATTEST

-------------------------
         Secretary

                                   SCHEDULE A

In accordance with Paragraph 3 of this Agreement. The Portfolio shall pay the Manager a comprehensive management fee on behalf of each classes as follows:

                                 CLASS                 FEE*
                                   8                   0.08%
                                   15                  0.15%
                                   25                  0.25%
                                   35                  0.35%
                                   45                  0.45%
                           Treasurer's Trust           0.60%
                                   75                  0.75%
                                   R                   0.80%



Dated June 26, 1999, as amended and restated on April 9, 2001.


















----------------------
*As a percentage of each such classes' average daily net assets.


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